FORM OF
FOURTH AMENDMENT TO THE
ALPHA ARCHITECT ETF TRUST
TRANSFER AGENT SERVICING AGREEMENT

THIS FOURTH AMENDMENT effective as of the last date written on the signature block, to the Transfer Agent Servicing Agreement, dated as of October 8, 2014, as amended (the "Agreement"), is entered into by and between ALPHA ARCHITECT ETF TRUST, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add a fund; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

The Freedom 100 Emerging Markets ETF will be added to the Amended Exhibit A. Amended Exhibit BA is hereby superseded and replaced in its entirety with Amended Exhibit A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

ALPHA ARCHITECT ETF TRUST	U.S. BANCORP FUND SERVICES, LLC

By: ______________________________	By: _____________________________

Name:	Name: ___________________________

Title:	Title: ____________________________

Date:	Date:

1

Amended Exhibit A to the
Transfer Agent Servicing Agreement

Separate Series of Alpha Architect ETF Trust

Name of Series
Alpha Architect U.S. Quantitative Value ETF
Alpha Architect International Quantitative Value ETF
Alpha Architect U.S. Quantitative Momentum ETF
Alpha Architect International Quantitative Momentum ETF
Alpha Architect Value Momentum Trend ETF
Freedom 100 Emerging Markets ETF